UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

November 5, 2015
Date of Report (Date of Earliest Event Reported)

UNI-PIXEL, INC.
(Exact Name of Small Business Issuer as Specified in Its Charter)

DELAWARE	001-34998	75-2926437
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4699 Old Ironsides Drive, Suite 300 Santa Clara, California 95054
(Address of Principal Executive Offices)

(281) 825-4500
(Issuer’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 5, 2015, Uni-Pixel, Inc. (the “Company”) sold to Hudson Bay Master Fund Ltd. (the “Investor”) a Senior Secured Convertible Note in the principal amount of $500,000 (the “Additional Note”), pursuant to the terms of the Securities Purchase Agreement, dated April 16, 2015 as previously filed with the Securities and Exchange Commission (the “SEC”) as an exhibit to the Current Report on Form 8-K on April 17, 2015.

The Additional Note accrues simple interest at the rate of 9% per year (“Interest”). The Additional Note together with all accrued and unpaid Interest are due and payable on April 16, 2016 (the “Maturity Date”). The Investor may, at any time, elect to convert the Additional Note into shares of our common stock at the conversion price, subject to certain beneficial ownership limitations. The conversion price is identical to those notes sold on April 16, 2015 as previously disclosed, which is $8.47 per share (the “Conversion Price”), subject to adjustment as set forth in the Additional Note for stock splits, dividends, recapitalizations and similar events, which equaled 110% of the last closing price of our common stock prior to the execution and delivery of the Securities Purchase Agreement.

The Additional Note is subject to voluntary conversion, in whole or in part, into shares of our common stock at the option of the Investor.

Provided there has been no Equity Conditions Failure, as defined in the Additional Note, we will pay the Installment Amount, as defined in the Additional Note, by converting all or some of the Installment Amount into common stock (a “Company Conversion”).  However, we may also, at our option, pay the Installment Amount by redeeming the Installment Amount in cash (a “Company Redemption”) or by any combination of a Company Conversion and a Company Redemption.  Any Company Conversion occurs at a price which is the lower of the Conversion Price and 85% of the lower of the arithmetic average of the four lowest daily weighted average prices of the common stock during the prior twelve consecutive trading days and the closing sale price on the prior day.

If we elect to redeem the Installment Amount, the Investor has the right to accelerate payment on each monthly redemption date of up to two monthly redemption amounts upon written notice to us, and the Investor has the option to be paid such accelerated amount in common stock as if it were a Company Conversion. The Investor also has the right to defer payment of a monthly redemption amount.

Following an Event of Default, as defined in the Additional Note, the Investor may require us to redeem all or any portion of the Additional Note. The redemption amount may be paid in cash or with shares of our common stock, at the election of the Investor, at a price equal to the Event of Default Redemption Price, as defined in the Additional Note.

The Additional Note is treated as a Note for the purposes of the Pledge and Security Agreement and the Guaranty Agreement as disclosed in the Current Report on Form 8-K filed with the SEC on April 17, 2015.

In conjunction with the sale and issuance of the Additional Note and pursuant to the terms of the Securities Purchase Agreement, the warrant issued to the Investor, as disclosed in the Current Report on Form 8-K filed with the SEC on April 17, 2015, has been adjusted to provide that it is exercisable for an additional 38,371 shares of common stock, which is 65% of the number of shares of common stock the Investor would receive if the Additional Note were converted at the Conversion Price.

Item 3.02 Unregistered Sales of Equity Securities.

We incorporate by reference the discussion included in Item 1.01 above.  Pursuant to the Securities Purchase Agreement, the Company sold an unregistered Additional Note to an accredited investor and adjusted the number of shares of common stock issuable upon exercise of the previously issued warrant.  The issuance of the securities was made in a private, unregistered offering pursuant to Section 4(a)(2) under the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder.  Any shares issued in the future upon conversion of any amount pursuant to the terms of the Additional Note or upon exercise of the warrant shall also be exempt from registration.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 6, 2015	By:	/s/ Christine Russell
Christine Russell, Chief Financial Officer